UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415)-946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Acquisition of PowerDial Systems, Ltd, a VOIP System Company and PowerDial Services, Ltd, a VOIP Service Company (“PowerDial”)

On December 21, 2010, IA Global, Inc. (the “Company or IAGI”) acquired 100% of PowerDial from Innovative Software Direct Plc, a U.K. company listed on the U.K. PLUS Market.

UK–based PowerDial is an IT company providing VOIP and Asset and Annuity solutions covering all aspects of convergence, including voice, data, wireless and cable.  They provide physical networks, onsite IT equipment, and applications that control the performance and integrity of networks and the data on those networks. In FY2009, PowerDial reported revenues of $2.7 million and expects to grow in FY2010 and beyond.  PowerDial was acquired for 2,400,000 shares of IAGI common stock at $1.00 per share, The Shares shall not be registered and shall not have registration rights associated with them.   The Shares shall be restricted in accordance with the applicable resale regulations of the Securities and Exchange Commission and are subject to a lock-up agreement for six months.

If the PowerDial increases EBIDTA by $250,000 for a total greater than $1.9 million of EBIDTA by the fiscal year ended March 31, 2012, the Company is obligated to issue an additional 500,000 shares of IAGI Common Stock. At the Company's discretion, the aforementioned EBIDTA condition may be replaced by other criteria, including but not limited to additional acquisitions that Acquirer deems favorable. In any event, the Shares shall not be registered and shall not have registration rights associated with them. The Shares shall be restricted in accordance with the applicable resale regulations of the Securities and Exchange Commission. If the Seller has been able to meet the stated earnings requirements listed above, these additional restricted shares will be issued by March 31, 2012.

With the assistance of certain affiliates of PowerDial and their investor network, the Company has agreed to issue up to $2 million of additional IAGI Common Stock in a private placement after the closing of the transaction. These shares will be issued with attendant registration rights for a PIPE transaction. The post merger board of the acquirer is expected to address the pricing and the terms of sale of the additional shares and approval of the VOIP, IT, or telecom acquisitions.

The Share Exchange Agreement will be included as an exhibit to Form 10-Q for the three months ended December 31, 2010.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 21, 2010, the Company acquired 100% of PowerDial from Innovative Software Direct Plc, a U.K. company listed on the U.K. PLUS Market. As part of this acquisition, the Company appointed Mr. Paul Farn UK Country Manager. The Company and Mr. Farn are in the process of negotiating an appropriate and reasonable compensation package for Mr. Farn. Effective December 21, 2010 Mr. Farn was granted an option to purchase 24,000 shares of the Company’s common stock at an exercise price of $0.61 per share pursuant to the Company’s 2007 Stock Plan.  The options will each vest quarterly over a three-year period and expire December 20, 2020.

Item 8.01.  Other Business.

On December 17, 2010, the Company held its 2010 Annual Meeting of Stockholders.  The results of the Annual Meeting are set forth below.  Each of the matters considered at the meeting was described in detail in the definitive proxy statement on Schedule 14A that the Company filed with the Securities and Exchange Commission on October 22, 2010..

Proposal No. 1 - To elect five nominees to serve on the Board of Directors until the 2011 Annual Meeting of Stockholders.

Brian Hoekstra	For	3,889,232
	Withheld	12,205
Ryuhei Senda	For	3,893,425
	Withheld	8,012
Michael Garnreiter	For	3,890,759
	Withheld	10,678
Jack Henry	For	3,891,808
	Withheld	9,629
Greg LeClaire	For	3,896,390
	Withheld	5,047

Proposal No. 2 - To approve an amendment to the 2007 Stock Incentive Plan to increase the number of shares available for issuance from 550,000 to 650,000 shares.

For	3,859,646
Against	23,471
Abstain	18,319
NonVote	1,567,004

Proposal No. 3 - To ratify the appointment of Sherb and Co., LLP as the Company’s  independent registered public accounting firm for the fiscal year ended March 31, 2011.

For	5,363,429
Against	46,763
Abstain	58,247
NonVote	—

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on December 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: December 22, 2010

By:	/s/ Brian Hoekstra Brian Hoekstra Chief Executive Officer

Exhibit No.	Description

99.1	Press Release issued by IA Global, Inc. on December 21, 2010.